Exhibit 99.1

PACIFIC SUNWEAR REACHES COMPREHENSIVE DEBT-FOR-EQUITY RESTRUCTURING AGREEMENT WITH GOLDEN GATE CAPITAL; ANNOUNCES FOURTH QUARTER
OPERATING RESULTS
SECURES $100 MILLION OF FINANCING FROM WELLS FARGO
COMPANY ALSO ANNOUNCES POSITIVE Q4 SAME STORE SALES
RESTRUCTURING TO BE IMPLEMENTED THROUGH CHAPTER 11 PROCESS; ALL KEY
SUPPLIERS TO BE PAID; ALL STORES CURRENTLY REMAIN OPEN
UPON EXIT, PACSUN TO OPERATE AS A WHOLLY-OWNED PRIVATE PORTFOLIO COMPANY OF
GOLDEN GATE CAPITAL
ANAHEIM, Calif., April 7, 2016 --- Pacific Sunwear of California, Inc. (NASDAQ: PSUN) announced today that it and all of its subsidiaries (collectively, "PacSun" or the "Company") have entered into a restructuring support agreement (the "RSA") with affiliates of Golden Gate Capital ("Golden Gate Capital"), the holder of its secured term loan provider under the Company's financing facilities. In conjunction with the RSA, a Plan of Reorganization (the "Plan") was approved by the Company's Board of Directors, which provides a comprehensive roadmap for the Company to continue to execute its strategy and position the Company for long-term success as a privately owned entity by Golden Gate Capital.
The parties intend to implement the Plan through a Chapter 11 process. To that end, today PacSun filed voluntary petitions to restructure under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). Under the Plan, PacSun will continue to operate its business without interruption to customers, vendors, partners and employees.
Pursuant to the Plan, Golden Gate Capital will be converting more than 65% of its term loan debt into the equity of the reorganized company and providing a minimum of $20 million in additional capital to the reorganized Company upon its emergence from Chapter 11 to support its long-term growth objectives. The Company also announced that it has received a commitment for a flexible draw $100 million in debtor-in-possession ("DIP") financing from Wells Fargo Bank, National Association ("Wells Fargo"), the Company's revolver lender, which will allow the Company to draw capital as needed to manage seasonal swings in cash flow. Wells Fargo has also committed to provide a five-year $100 million revolving line of credit effective upon the Company's emergence from Chapter 11 and subject to certain conditions.
Gary H. Schoenfeld, President and Chief Executive Officer, stated: "The plan negotiated with Golden Gate Capital and approved by our Board of Directors places PacSun in a very promising position as we continue the brand and merchandising transformation that our team has worked relentlessly to achieve. Golden Gate Capital is a private equity investment firm with over $15 billion of capital under management and a tremendous track record of success. Their deep familiarity with our business, retail expertise, financial strength and industry experience make them an exceptional equity partner for us going forward. Importantly, great brand partnerships will remain paramount to PacSun's success and the Plan provides for all key suppliers to be paid in full following the effective date of the Plan."
Mr. Schoenfeld continued, “We have been making significant strides over the past several years to improve performance. Due to our team's hard work and unique brand partnerships, PacSun is the only one of our direct retail competitors to achieve compounded positive same-store-sales over the past four years. Through this restructuring, however, we plan to solve the two structural issues that operationally we could not fix on our own. First is a very high occupancy cost of approximately $140 million per year, and second is nearly $90 million of long-term debt coming due later this year. The bankruptcy process gives us the ability both to fix our balance sheet by reducing our long-term debt by more than 65%, and reduce our annual occupancy costs, either through landlord negotiations or

Exhibit 99.1

lease rejections, appropriately adjusting the fixed costs of operating our stores to better match the shifting retail landscape.”
Josh Olshansky, Managing Director at Golden Gate Capital, said: “PacSun has successfully transitioned beyond its historical base of action sports brands to what we believe is the most relevant and coveted mix of brands celebrating the California lifestyle. We believe in the future of the Company, as reflected by our significant injection of new capital into the business. While there is still work to be done, we are supportive of the steps the Company and its management team have taken to position PacSun for success and growth long after emergence. Notably, the Company has delivered positive comparable store sales in 13 of the past 16 quarters. We look forward to working closely with Gary and the PacSun team to build a stronger future while continuing to deliver the compelling product assortment and great shopping experience that has long defined PacSun to customers.”
The DIP from Wells Fargo provides for a $100 million revolving credit facility that will allow the Company to draw capital as needed to manage seasonal swings in cash flow, subject to certain limitations and conditions. This DIP financing, in conjunction with the Company’s cash on hand, is expected to fund the Company's operations during the Chapter 11 process, including its obligations to vendors, employees, and other purveyors of goods and services. The DIP is subject to Bankruptcy Court approval and the satisfaction of specified closing conditions.
PacSun intends to operate its business as usual throughout the Chapter 11 restructuring process. All PacSun stores nationwide will remain open on normal schedules and are continuing to operate in the ordinary course. The Chapter 11 filing should have no immediate impact on PacSun’s employees and customers.
The Company is seeking customary authority from the Bankruptcy Court to continue to make wage and salary payments, continue various benefits for employees and honor certain customer programs, such as benefits earned under its myGSOM REWARDS loyalty program, gift cards and returns on merchandise purchased prior to the bankruptcy filing. Bankruptcy Court approval for those requests is expected within the next few days. As a result, the Company’s salaried and hourly employees should continue to be paid on the normal schedule, and there are expected to be no changes to various employee benefit programs. In addition, customers should not experience any changes in their relationship with PacSun as there are expected to be no changes to the customer loyalty program, warranty programs, return policies or gift card balances.
Guggenheim Securities is acting as investment banker for the Company, Klee, Tuchin, Bogdanoff & Stern LLP is the Company’s legal counsel in connection with the debt restructuring, and RCS Real Estate Advisors is the Company's real estate advisor. FTI Consulting serves as its restructuring advisor. Perella Weinberg Partners is acting as financial advisor for Golden Gate Capital, and Kirkland & Ellis is Golden Gate Capital’s legal counsel. Choate Hall & Stewart LLP is Wells Fargo's legal counsel.
Information regarding the Company’s Chapter 11 filings, including access to court documents, can be found at pacsun.com, http://casesprimeclerk.com/PSUN (the court-appointed claims agent site), or www.deb.uscourts.gov, the official Bankruptcy Court website.
Fourth Quarter Financial Information
The Company also announced today that net sales for the fourth quarter of fiscal 2015 ended January 30, 2016, were $232.9 million versus net sales of $231.6 million for the fourth quarter of fiscal 2014 ended January 31, 2015. Comparable store sales for the fourth quarter of fiscal 2015 were slightly positive at 0.2%. The Company ended the fourth quarter of fiscal 2015 with 601 stores versus 605 stores a year ago.
On a GAAP basis, the Company reported a net loss of $10.0 million, or $(0.14) per diluted share, for the fourth quarter of fiscal 2015, compared to a net loss of $26.0 million, or $(0.38) per diluted share, for the fourth quarter of fiscal 2015. The net loss for the Company's fourth quarter of fiscal 2015 included a non-cash gain of $0.2 million, or $0.00 per diluted share, compared to a non-cash loss of $14.3 million, or $(0.21) per diluted share, for the fourth quarter of fiscal 2014, related to the derivative liability that resulted from the issuance of Convertible Series B Preferred Stock (the “Series B Preferred”) in connection with the term loan financing the Company completed in December 2011 with an affiliate of Golden Gate Capital.

Exhibit 99.1

On a non-GAAP basis, excluding the non-cash loss on the derivative liability, other one-time charges, and assuming a tax benefit of $2.5 million, the Company would have incurred a net loss for the fourth quarter of fiscal 2015 of $6.4 million, or $(0.09) per diluted share, as compared to net loss of $7.1 million, or $(0.10) per diluted share, for the same period a year ago.
"Our slightly positive comp store sales performance was at the better end of what many retailers experienced over the Holiday season, which continues to validate our core strategies as we re-establish the new PacSun," said Mr. Schoenfeld.
Full Year Financial Information
Net sales for fiscal 2015 were $800.9 million versus net sales of $826.8 million for fiscal 2014. Comparable store sales decreased 2.6% during fiscal 2015.
On a GAAP basis, the Company reported a net loss of $8.5 million, or $(0.12) per diluted share, for the 2015 fiscal year, compared to a net loss of $29.4 million, or $(0.42) per diluted share for the 2014 fiscal year. The net loss for the 2015 fiscal year included a non-cash gain of $27.7 million, or $0.40 per diluted share, compared to a non-cash gain of $2.3 million, or $0.03 per diluted share for the 2014 fiscal year, related to the derivative liability.
On a non-GAAP basis, excluding the non-cash gain on derivative liability, other one-time charges, and assuming a tax benefit of approximately $11.0 million, the Company would have incurred a net loss for the 2015 fiscal year of $22.6 million, or $(0.32) per diluted share, as compared to a net loss of $18.5 million, or $(0.27) per diluted share, for the 2014 fiscal year.
Derivative Liability
In fiscal 2011, as a result of the issuance of the Series B Preferred in connection with the Company's $60 million senior secured term loan financing with an affiliate of Golden Gate Capital, the Company recorded a derivative liability equal to approximately $15 million, which represented the fair value of the Series B Preferred upon issuance. In accordance with applicable U.S. GAAP, the Company has marked this derivative liability to fair value through earnings and will continue to do so on a quarterly basis until the shares of Series B Preferred are either converted into shares of the Company's common stock or until the conversion rights expire (December 2021).
About Pacific Sunwear of California, Inc.
Pacific Sunwear of California, Inc. and its subsidiaries (collectively, “PacSun” or the “Company”) is a leading specialty retailer delivering Best Brands, Great StyleTM through its unique 34 year heritage at the center of California lifestyle. The Company sells a combination of branded and proprietary casual apparel, accessories and footwear designed to appeal to teens and young adults. As of April 7, 2016, the Company operates 593 stores in all 50 states and Puerto Rico. PacSun's website address is www.pacsun.com.
About Golden Gate Capital
Golden Gate Capital is a San Francisco-based private equity investment firm with over $15 billion of capital under management. The principals of Golden Gate Capital have a long and successful history of investing across a wide range of industries and transaction types, including going-privates, corporate divestitures, and recapitalizations, as well as debt and public equity investments. In addition to PacSun, retail investments sponsored by Golden Gate Capital include California Pizza Kitchen, Eddie Bauer, Express, Payless Shoes, Red Lobster and Zales. For more information, visit www.goldengatecap.com.
About Non-GAAP Financial Measures
This press release and the accompanying tables include non-GAAP financial measures. For a description of these non-GAAP financial measures and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles, please see the accompanying table titled "Reconciliation of Selected GAAP Measures to Non-GAAP Measures" and the section following such table titled "About Non-GAAP Financial Measures."

Exhibit 99.1

Pacific Sunwear Safe Harbor
This press release contains "forward-looking statements" including, without limitation, the statements made by Mr. Schoenfeld and Mr. Olshansky in the fourth, fifth, sixth and fifteenth paragraphs. In each case, these statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company intends that these forward-looking statements be subject to the safe harbors created thereby. These statements are not historical facts and involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Uncertainties that could adversely affect the Company's business and results include, among others, the following factors: increased sourcing and product costs; adverse changes in U.S. and world economic conditions generally; adverse changes in consumer spending; changes in consumer demands and preferences; adverse changes in same-store sales; higher than anticipated markdowns and/or higher than estimated selling, general and administrative costs; currency fluctuations; competition from other retailers and uncertainties generally associated with apparel retailing; merchandising/fashion risk; lower than expected sales from private label merchandise; reliance on key personnel; economic impact of natural disasters, terrorist attacks or war/threat of war; shortages of supplies and/or contractors as a result of natural disasters or terrorist acts, which could cause unexpected delays in store relocations, renovations or expansions; reliance on foreign sources of production; and other risks outlined in the Company's filings with the Securities and Exchange Commission (“SEC”), including but not limited to the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2015, and subsequent periodic reports filed with the SEC. In addition, risks and uncertainties relating to the bankruptcy filing by the Company could also adversely affect the Company’s business and results, including but not limited to, (i) the Company’s ability to obtain Bankruptcy Court approval with respect to motions in the Company’s bankruptcy case, (ii) the ability of the Company to consummate the transactions contemplated by the RSA with respect to the bankruptcy, (iii) the effects of the Company’s bankruptcy filing on the Company and on the interests of various constituents, (iv) Bankruptcy Court rulings in the bankruptcy cases and the outcome of the cases in general, (v) the length of time the Company will operate under its bankruptcy cases, (vi) risks associated with third party motions in the bankruptcy cases, which may interfere with the Company’s ability to consummate the transactions contemplated by the RSA, (vii) the potential adverse effects of the bankruptcy cases on the Company’s liquidity or results of operations, (viii) the ability to operate the Company’s business and consummate the transactions contemplated by the RSA, (ix) the transactions contemplated by the DIP financing agreement, and the RSA being subject to closing conditions, which conditions may not be satisfied for various reasons, including for reasons outside of the Company’s control; (x) increased legal costs to execute the Company’s reorganization, and other risks and uncertainties, (xi) the Company’s ability to maintain contracts, trade credit and other customer and/or vendor relationships that are essential to the Company’s operations, and (xii) the Company’s ability to retain key executives and employees. Historical results achieved are not necessarily indicative of future prospects of the Company. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update or revise any such forward-looking statements to reflect events or circumstances that occur after such statements are made. Nonetheless, the Company reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.
Contacts
Media:
Sard Verbinnen & Co
Denise DesChenes/Nathaniel Garnick/Jenny Gore
(212) 687-8080
Investors:
Craig E. Gosselin
Senior Vice President and General Counsel
(714) 414-4667

Exhibit 99.1

PACIFIC SUNWEAR OF CALIFORNIA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share data)

	For the Fourth Quarter Ended		For the Fiscal Year Ended
	January 30, 2016	January 31, 2015	January 30, 2016	January 31, 2015

Net sales	$232,873	$231,593	$800,919	$826,777
Gross margin	56,634	60,348	203,544	223,233
SG&A expenses	62,124	67,766	221,552	238,374
Operating loss	(5,490)	(7,418)	(18,008)	(15,141)
(Gain) loss on derivative liability	(192)	14,268	(27,708)	(2,272)
Interest expense, net	4,510	3,939	17,263	15,759
Loss before income taxes	(9,808)	(25,625)	(7,563)	(28,628)
Income tax expense	162	365	911	727
Net loss	$(9,970)	$(25,990)	$(8,474)	$(29,355)

Net loss per share:
Basic and diluted	$(0.14)	$(0.38)	$(0.12)	$(0.42)
Weighted-average shares outstanding:
Basic and diluted	70,115	69,261	69,862	69,079

Exhibit 99.1

PACIFIC SUNWEAR OF CALIFORNIA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	January 30, 2016	January 31, 2015

ASSETS
Current assets:
Cash and cash equivalents	$6,235	$22,588
Inventories	96,523	81,658
Prepaid expenses	12,412	12,692
Other current assets	4,967	3,992
Total current assets	120,137	120,930
Property and equipment, net	85,274	88,751
Other assets	37,934	42,598
Total assets	$243,345	$252,279

LIABILITIES AND SHAREHOLDERS' (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$43,328	$36,775
Line of credit	18,000	—
Current portion of long-term debt	77,373	541
Derivative liability	740	28,448
Other current liabilities	39,678	47,642
Total current liabilities	179,119	113,406
Deferred lease incentives	13,330	10,804
Deferred rent	14,307	14,694
Long-term debt	26,817	94,424
Other liabilities	25,292	28,368
Total liabilities	258,865	261,696
Total shareholders' deficit	(15,520)	(9,417)
Total liabilities and shareholders' deficit	$243,345	$252,279

Exhibit 99.1

PACIFIC SUNWEAR OF CALIFORNIA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	For the Fiscal Year Ended
	January 30, 2016	January 31, 2015
Cash flows from operating activities:
Net loss	$(8,474)	$(29,355)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	20,721	24,013
Asset impairment	1,940	3,323
Non-cash stock-based compensation	2,623	1,621
Amortization of debt discount	4,031	2,997
Gain on derivative liability	(27,708)	(2,272)
Loss on disposal of property and equipment	93	278
Gain on lease terminations	—	(191)
Changes in assets and liabilities:
Inventories	(14,865)	1,415
Accounts payable and other current liabilities	(1,176)	1,503
Other assets and liabilities	7,682	7,400
Net cash provided by (used in) operating activities	(15,133)	10,732
Cash flows from investing activities:
Purchases of property, equipment, and intangible assets	(17,575)	(15,595)
Cash flows from financing activities:
Proceeds from credit facility borrowings	85,000	15,000
Payments under credit facility borrowings	(67,000)	(15,000)
Proceeds from mortgage borrowings	—	618
Principal payments under mortgage borrowings	(541)	(554)
Payments for debt issuance costs	—	(116)
Principal payments under capital lease obligations	(851)	(639)
Proceeds from issuance of stock-based compensation	302	373
Statutory withholding payments for stock-based compensation	(555)	—
Net cash provided by (used in) financing activities	16,355	(318)
Net decrease in cash and cash equivalents	(16,353)	(5,181)
Cash and cash equivalents, beginning of period	22,588	27,769
Cash and cash equivalents, end of period	$6,235	$22,588

Exhibit 99.1

PACIFIC SUNWEAR OF CALIFORNIA, INC.
SELECTED STORE OPERATING DATA

	January 30, 2016	January 31, 2015
Stores open at beginning of year	605	618
Stores opened during the period	11	5
Stores closed during the period	(15)	(18)
Stores open at end of period	601	605

	January 30, 2016		January 31, 2015
	# of Stores	Square Footage (000s)	# of Stores	Square Footage (000s)
PacSun Core stores	475	1,874	485	1,907
PacSun Outlet stores	126	507	120	485
Total stores	601	2,381	605	2,392

Exhibit 99.1

PACIFIC SUNWEAR OF CALIFORNIA, INC.
RECONCILIATION OF SELECTED GAAP MEASURES TO NON-GAAP MEASURES
(Unaudited, in thousands, except per share data)

	For the Fourth Quarter Ended		For the Fiscal Year Ended
	January 30, 2016	January 31, 2015	January 30, 2016	January 31, 2015

GAAP net loss	$(9,970)	$(25,990)	$(8,474)	$(29,355)
Store closure charge (markdown allowance)	(184)	(171)	—	—
Software impairment	—	—	—	987
Termination benefits	399	442	875	442
Change to California income tax apportionment	808	—	808	—
Derivative liability	(192)	14,268	(27,708)	(2,272)
Deferred tax valuation allowance	2,707	4,369	11,886	11,670
Non-GAAP net loss	$(6,432)	$(7,082)	$(22,613)	$(18,528)

GAAP net loss per share	$(0.14)	$(0.38)	$(0.12)	$(0.42)
Store closure charge (markdown allowance)	—	—	—	—
Software impairment	—	—	—	0.01
Termination benefits	—	0.01	0.01	—
Change to California income tax apportionment	0.01	—	0.01	—
Derivative liability	—	0.21	(0.40)	(0.03)
Deferred tax valuation allowance	0.04	0.06	0.18	0.17
Non-GAAP net loss per share	$(0.09)	$(0.10)	$(0.32)	$(0.27)
Shares used in calculation	70,115	69,261	69,862	69,079

ABOUT NON-GAAP FINANCIAL MEASURES
The accompanying press release dated April 7, 2016 contains non-GAAP financial measures. These non-GAAP financial measures include non-GAAP net loss and non-GAAP net loss per diluted share for the fourth quarters and fiscal years 2015 and 2014, respectively, and non-GAAP net loss per diluted share guidance for the first quarter of fiscal 2016. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same names and may differ from non-GAAP financial measures with the same or similar names that are used by other companies. The Company computes non-GAAP financial measures using the same consistent method from quarter to quarter and year to year. The Company may consider whether other significant items that arise in the future should be excluded from the non-GAAP financial measures. The Company has excluded the following items from all of its non-GAAP financial measures:

- Store closure charge (markdown allowance) - Software impairment - Termination benefits - Derivative liability - Deferred tax valuation allowance
The Company believes that these non-GAAP financial measures provide meaningful supplemental information regarding the Company's operating results primarily because they exclude amounts that are not considered part of ongoing operating results when planning and forecasting and when assessing the performance of the organization, individual operating segments or its senior management. In addition, the Company believes that non-GAAP financial information is used by analysts and others in the investment community to analyze the Company's historical results and in providing estimates of future performance and that failure to report these non-GAAP measures, could result in confusion among analysts and others and create a misplaced perception that the Company's results have underperformed or exceeded expectations.